UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 9, 2005

Nash-Finch Company

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-785 (Commission File Number)	41-0431960 (I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 832-0534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities.

     On March 9, 2005, Nash-Finch Company (the “Company”) entered into a purchase agreement with certain initial purchasers (the “Purchase Agreement”) to offer and sell $150 million aggregate issue price (or $322 million aggregate principal amount at maturity) of its Senior Subordinated Convertible Notes due 2035 (the “Notes”), plus up to an additional $32 million aggregate principal amount at maturity of the Notes at the option of the initial purchasers, in a private placement to the initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). On March 15, 2005, the Company closed the sale of $322 million aggregate principal amount at maturity of the Notes. Pursuant to the terms of the Purchase Agreement, the purchase price paid by the initial purchasers for the Notes was 97.375% of the initial offering price thereof. In connection with the closing, on March 15, 2005, the Company entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), governing the Notes and issued a global note (the “Global Note”) in an aggregate principal amount at maturity of $322 million in the name of Cede & Co. as nominee for the Depository Trust Company. A copy of the Indenture, including the form of Global Note, is filed herewith as Exhibit 10.1. The following description of the Indenture and the Global Note is qualified in its entirety by reference to Exhibit 10.1, which is incorporated by reference herein.

     The material terms and conditions of the Indenture and the Notes governed thereby are as follows:

     Maturity. March 15, 2035.

     Interest. Interest on the Notes at the rate of 1.6314% per year on the principal amount at maturity (equivalent to a rate of 3.50% per year of the issue price) is payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2005 until March 15, 2013. After that date, the Company will not pay cash interest on the Notes prior to maturity unless contingent cash interest becomes payable. Instead, on March 15, 2035, the maturity date of the Notes, a holder will receive $1,000 per Note. The original issue discount for non-tax purposes will accrue daily at a rate of 3.50% per year beginning on March 15, 2013 on a semi-annual bond equivalent basis using a 360-day year consisting of twelve 30-day months.

     Contingent Cash Interest. The Company will pay contingent cash interest to the holders of the Notes during any six-month period commencing March 16, 2013 if the average market price of a Note for a ten trading day measurement period preceding the applicable six-month period equals 130% or more of the sum of the issue price and the accrued original issue discount for non-tax purposes plus accrued cash interest, if any, for a Note. The contingent cash interest payable per Note in respect of any six-month period in which contingent interest is payable will equal an annual rate of 0.25% of the average market price of a Note for the ten trading day measurement period.

     Conversion Rights. Holders may convert their Notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate, which initially shall be 9.3120 shares per $1,000 principal amount at maturity per Note (which is equal to an initial conversion price, based on the issue price, of approximately $50.05 per share), only under the following circumstances:

1.	during any calendar quarter beginning after March 31, 2005 (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing price of the Company’s common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the accreted conversion price per share (which is, as of any date, (1) the accreted principal amount of a Note as of such date divided by (2) the then applicable conversion rate) as of the last day of such preceding calendar quarter;

2.	if the Notes have been called for redemption;

3.	if specific corporate transactions or distributions to holders of the Company’s common stock occur;

4.	if a change of control occurs, subject to specified exceptions; or

5.	during the ten trading days prior to, but not on, the maturity date.

     Upon conversion of a Note, a holder will receive (1) an amount in cash up to the accreted principal amount of the Note as of the conversion date and (2) at the Company’s election, shares of the Company’s common stock or cash, or a combination of shares of the Company’s common stock and cash, in respect of the residual conversion value of the Note, if any, subject to certain limitations based on the price of the Company’s common stock at the time of conversion.

     If a holder elects to convert its Notes in connection with a change of control that occurs prior to March 15, 2013, the holder may be entitled to receive a make whole premium upon conversion in certain circumstances.

     Optional Redemption by the Company. The Company may redeem all or a portion of the Notes at any time on or after March 15, 2013 at a price equal to the sum of the issue price and accrued original issue discount for non-tax purposes of the Notes being redeemed, plus accrued and unpaid cash interest (including contingent cash interest), if any, to, but excluding, the redemption date.

     Purchase at Option of Holders on Specified Dates. Holders may require the Company to purchase for cash all or a portion of their Notes on March 15, 2013 at a price of $466.11 per Note, on March 15, 2015 at a price of $499.60 per Note, on March 15, 2020 at a price of $594.25 per Note, on March 15, 2025 at a price of $706.83 per Note and on March 15, 2030 at a price of $840.73 per Note, in each case plus accrued and unpaid cash interest, including contingent cash interest, if any, to but excluding the purchase date.

     Changes in Control. Upon certain changes in control, holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to the sum of the issue price and accrued original issue discount for non-tax purposes of the Notes being purchased, plus accrued and unpaid cash interest, including contingent cash interest, if any, to, but excluding, the change of control repurchase date.

     Ranking. The Notes are the Company’s unsecured senior subordinated obligations and rank equally with any of the Company’s future senior subordinated indebtedness and rank junior to any of the Company’s existing and future senior indebtedness, including borrowings under the Company’s senior secured credit facility.

     Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the accreted principal amount of the Notes to become due and payable:

1.	default in the payment of any principal amount (including accrued original issue discount for non-tax purposes) or any redemption price, purchase price or change of control purchase price due with respect to the Notes, when the same become due and payable;

2.	default in payment of any interest (including contingent cash interest, if any, and liquidated damages, if any) under the Notes, which default continues for 30 days;

3.	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Notes, including any make-whole premium, which default continues for 15 days;

4.	the Company’s failure to comply with any of its other agreements in the Notes or the Indenture, or to cure or obtain a waiver of such default, for a period of 30 days after the Company’s receipt of written notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount at maturity of the Notes;

5.	the Company’s failure to pay principal when due at final maturity with respect to indebtedness in an aggregate principal amount in excess of $20 million, or aggregate indebtedness of the Company in excess of $20 million has been accelerated because of a default, and in either case such indebtedness has not been repaid, such default has not been cured or waived or such acceleration has not been rescinded or annulled within a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount at maturity of the Notes; and

6.	certain events of bankruptcy, insolvency or reorganization affecting the Company.

     In connection with the closing of the sale of the Notes, on March 15, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers. A copy of the Registration Rights Agreement is filed herewith as Exhibit 10.2. The following description of the Registration Rights Agreement is qualified in its entirety by reference to Exhibit 10.2, which is incorporated by reference herein.

     Under the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of the Notes, to file a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion of the Notes within 120 days after the original issuance of the Notes and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective within 210 days after the original issuance of the Notes. The Company also has agreed to use its commercially reasonable efforts to keep the registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of the Notes and all of the shares of common stock issuable upon conversion of the Notes, and (2) the date when holders, other than holders that are affiliates of the Company, of the Notes and the common stock issuable upon conversion of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act, or any successor Rule thereto or otherwise, subject to certain exceptions set forth in the Registration Rights Agreement. The Company will be required to pay liquidated damages to the holders of the Notes if it fails to comply with its obligations to register the Notes and the common stock issuable upon conversion of the Notes within specified time periods, or if the registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods. The Company will not be required to pay liquidated damages to holders in respect of any common stock issued upon conversion of the Notes.

     The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation to buy the Notes.

Item 8.01. Other Events.

     On March 10, 2005, the Company announced that it had priced the private placement of the Notes. Pursuant to Rule 135c under the Securities Act, the Company is filing the relevant press release issued March 10, 2005 as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
No.	Description
10.1	Indenture dated as of March 15, 2005 between the Company and Wells Fargo Bank, National Association, as Trustee (including form of Senior Subordinated Convertible Notes due 2035).

10.2	Registration Rights Agreement dated as of March 15, 2005 between the Company and Deutsche Bank Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Press release issued by the Registrant, dated March 10, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY

Date: March 15, 2005	By:	/s/ LeAnne M. Stewart

		Name:	LeAnne M. Stewart
		Title:	Senior Vice President and Chief Financial Officer

NASH-FINCH COMPANY
EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
DATED MARCH 9, 2005

Exhibit
No.	Description	Method of Filing
10.1	Indenture dated as of March 15, 2005 between the Company and Wells Fargo Bank, National Association, as Trustee (including form of Senior Subordinated Convertible Notes due 2035).	Filed electronically herewith (E)

10.2	Registration Rights Agreement dated as of March 15, 2005 between the Company and Deutsche Bank Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.	E

99.1	Press release issued by the Registrant, dated March 10, 2005.	E